Exhibit 10.7

David A. Zopf, M.D.	Executive Vice President and Chief Scientific Officer
A. Brian Davis	Senior Vice President and Chief Financial Officer
Valerie M. Mulligan	Senior Vice President, Quality and Regulatory Affairs
Bruce A. Wallin	Senior Vice President, Clinical Development and
Chief Medical Officer
CHANGE OF CONTROL AGREEMENT
     THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), is dated as of April 30, 2007, by and between NEOSE TECHNOLOGIES, INC. (the “Company”) and                      (the “Employee”).
Background
     The Employee, a senior executive of the Company, and the Company are parties to a Change of Control Agreement dated October _, 2002 (“Original Agreement”), pursuant to which the Company and the Employee established certain protections for the Employee in the event of his or her termination of employment. The parties desire to replace the Original Agreement with this Agreement.
Terms
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:
1. Definitions. As used herein:
          1.1. “Base Salary” means, as of any given date, the annual base rate of salary payable to the Employee by the Company, as then in effect; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.8.4, “Base Salary” will mean the annual base rate of salary payable to the Employee by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason.
          1.2. “Board” means the Board of Directors of the Company.
          1.3. “Business” means research, development, manufacture, supply, marketing, licensing, use and sale of biologic, pharmaceutical and therapeutic materials and products and related process technology directed to (a) the enzymatic synthesis of complex carbohydrates for use in food, cosmetic, therapeutic, consumer and industrial applications, (b) enzymatic synthesis or modification of the carbohydrate portion of proteins or lipids, or modification of proteins or lipids through the attachment of carbohydrates, (c) carbohydrate-based therapeutics, and (d) the development of protein therapeutics using sialylation, fucosylation, glycosylation, GlycoPEGylation™, or GlycoConjugation™.
          1.4. “Cause” means fraud, embezzlement, or any other serious criminal conduct that adversely affects the Company committed intentionally by the Employee in connection with his or her employment or the performance of his or her duties as an officer or director of the Company or the Employee’s conviction of, or plea of guilty or nolo contendere to, any felony.
          1.5. “Change in Control” means a change in ownership or control of the Company effected through:
               1.5.1. the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities;
               1.5.2. a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board;
               1.5.3. the consummation of any consolidation, share exchange or merger of the Company (a) in which the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction, or (b) in which a shareholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company’s voting stock immediately after such transaction; or
               1.5.4. the liquidation or dissolution of the Company or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.
          1.6. “Code” means Internal Revenue Code of 1986, as amended.
          1.7. “Disability” means the Employee’s inability, by reason of any physical or mental impairment, to substantially perform his or her regular duties as contemplated by this Agreement, as determined by the Board in its sole discretion (after affording the Employee the opportunity to present his or her case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.
          1.8. “Good Reason” means, without the Employee’s prior written consent, any of the following:
               1.8.1. an adverse change in the Employee’s title;

               1.8.2. a reduction in the Employee’s authority, duties or responsibilities, or the assignment to the Employee of duties that are inconsistent, in a material respect, with Employee’s position;
               1.8.3. the relocation of the Company’s headquarters more than 15 miles from Horsham, Pennsylvania, unless such move reduces the Employee’s commuting time;
               1.8.4. a reduction in the Employee’s Base Salary or in the amount, expressed as a percentage of Base Salary, of the Employee’s Target Bonus;
               1.8.5. the Company’s failure to pay or make available any material payment or benefit due under this Agreement or any other material breach by the Company of this Agreement.
However, the foregoing events or conditions will constitute Good Reason only if the Employee provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the Employee resigns his or her employment within 90 days following the expiration of that cure period.
          1.9. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by the Employee (i) at any time and at any place while the Employee is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company, or (ii) as a result of tasks assigned to the Employee by the Company.
          1.10. “Proprietary Information” means any and all information of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including without limitation Intellectual Property), (b) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective customers, contractors and suppliers, (h) the terms of contracts and agreements with customers, contractors and suppliers, (i) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (j) personnel information, (k) customer and vendor credit information, and (l) any information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.
          1.11. “Pro Rata Bonus” means, with respect to each calendar year, a pro-rata bonus for such year equal to the amount of Employee’s Target Bonus for such year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the date of the Employee’s termination of employment and the denominator of which is 365.
          1.12. “Release” means a release substantially identical to the one attached hereto as Exhibit A.
          1.13. “Restricted Period” means (i) in the case of a cessation of employment described in Section 3, the period beginning on the date hereof and ending eighteen months after such cessation, and (ii) in the case of any other cessation of employment, the period beginning on the date hereof and ending on the first anniversary of such cessation.
          1.14. “Restrictive Covenants” means the covenants set forth in Sections 6.1, 6.2 and 6.3 of this Agreement.
          1.15. “Target Bonus” means, with respect to any year, the target amount of the annual bonus payable to the Employee with respect to that year, whether under an employment or incentive agreement, under any bonus plan or policy of the Company, or otherwise, and whether or not all applicable performance goals have been met and conditions to the payment of such bonus have been satisfied.
2. Termination.
          2.1. In General. The Company may terminate the Employee’s employment at any time. The Employee may terminate his or her employment at any time, provided that before the Employee may voluntarily terminate his or her employment with the Company, he or she must provide 30 days prior written notice (or such shorter notice as is acceptable to the Company) to the Company. Upon any termination of the Employee’s employment with the Company for any reason: (a) the Employee (unless otherwise requested by the Board) concurrently will resign any officer or director positions he or she holds with the Company, its subsidiaries or affiliates, and (b) the Company will pay to the Employee all accrued but unpaid compensation (including without limitation salary and bonus) through the date of termination, and (c) except as explicitly provided in Sections 2, 3 or 4, or otherwise pursuant to COBRA, all compensation and benefits will cease and the Company will have no further liability or obligation to the Employee. The foregoing will not be construed to limit the Employee’s right to payment or reimbursement for claims incurred under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.
          2.2. Termination Without Cause or For Good Reason. If the Employee’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by the Employee for Good Reason, then, in addition to the payments and benefits provided for in Section 2.1 above and subject to Section 5 below, the Company will:
               2.2.1. Pay to the Employee a lump sum cash payment equal to the Pro-Rata Bonus for the calendar year in which the termination occurs;
               2.2.2. Pay to the Employee a lump sum cash payment equal to the sum of (i) Employee’s Base Salary, as in effect on such date, and (ii) Employee’s Target Bonus for the calendar year in which the termination occurs;
               2.2.3. Continue to provide medical benefits to the Employee (and, if covered immediately prior to such termination, his or her spouse and dependents) for a period of one year commencing from the date of the Employee’s termination of employment at a monthly cost to the Employee equal to the Employee’s monthly contribution, if any, toward the cost of such coverage immediately prior to such termination; and
               2.2.4. Arrange for the provision to the Employee of reasonable executive outplacement services by a provider selected by the mutual agreement of the Company and the Employee.
          2.3. Termination Due to Death or Disability. If the Employee’s employment by the Company ceases due to death or Disability, then, in addition to the payments and benefits provided for in Section 2.1 above and subject to Section 5 below, the Company will pay to Employee the payments and provide to Employee the benefits described in Sections 2.2.1, 2.2.2, 2.2.3 and 2.2.4, provided that the cash payments described in such Sections will be offset by the actuarial present value of the benefits paid or payable to the Employee (or his or her representatives, heirs, estate or beneficiaries) pursuant to any life insurance or disability plans, policies or arrangements of the Company by virtue of his or her death or such Disability (including, for this purpose, only that portion of such life insurance or disability benefits funded by the Company or by premium payments made by the Company).
          2.4. The payments and benefits described in Sections 2.2 and 2.3 are in lieu of (and not in addition to) any other severance arrangement maintained by the Company.
3. Certain Terminations Following a Change in Control. If the Employee’s employment with the Company ceases within twelve months following a Change in Control as a result of a termination by the Company without Cause or a resignation by the Employee for Good Reason, then in lieu of the payments and benefits provided for in Section 2.2,:
          3.1. The Company will pay to the Employee on the date of termination a lump sum cash payment equal to the Pro-Rata Bonus for the calendar year in which the termination occurs;

          3.2. The Company will pay to the Employee on the date of termination a lump sum cash payment equal to the sum of (i) eighteen months of the Employee’s Base Salary as in effect on such date, and (ii) the product of 1.5 times the Employee’s Target Bonus for the calendar year in which the termination occurs;
          3.3. The Company will continue to provide medical benefits to the Employee (and, if covered immediately prior to such term, his or her spouse and dependents) for a period of eighteen months commencing from the date of the Employee’s termination of employment at a monthly cost to the Employee equal to the Employee’s monthly contribution, if any, toward the cost of such coverage immediately prior to such termination;
          3.4. The Company will arrange for the provision to the Employee of reasonable executive outplacement services by a provider selected by the mutual agreement of the Company and the Employee; and
          3.5. All outstanding stock options then held by the Employee will then become fully vested and immediately exercisable and will remain exercisable and, notwithstanding any inconsistent language in any equity incentive plan or agreement, will remain exercisable for the shortest of (a) the 18 month period immediately following the Employee’s termination of employment, (b) the period remaining until the scheduled expiration of the option (determined without regard to the Employee’s termination of employment), or (c) the longest period that does not result in the option becoming subject to an additional tax under Section 409A of the Code.
4. Parachute Payments.
          4.1. Generally. All amounts payable to the Employee under this Agreement will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to the Employee) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Employee to the excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Parachute Excise Tax”).
          4.2. Gross-Up. If all or any portion of the payments or other benefits provided under any section of this Agreement, either alone or together with any other payments and benefits which the Employee receives or is entitled to receive from the Company or its affiliates (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payment”) would result in the imposition of a Parachute Excise Tax, the Employee will be entitled to an additional payment (the “Gross-up Payment”) in an amount such that the net amount of the Payment and the Gross-up Payment retained by the Employee after the calculation and deduction of all excise taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and excise tax (including any interest or penalties imposed with respect to such taxes) on the Gross-up Payment provided for in this Section 4.2, and taking into account any lost or reduced tax deductions on account of the Gross-up Payment, shall be equal to the Payment.

          4.3. Measurements and Adjustments. The determination of the amount of the payments and benefits paid and payable to the Employee, and whether and to what extent payments under Section 4.2 are required to be made, will be made at the Company’s expense by an independent auditor selected by mutual agreement of the Company and the Employee, which auditor shall provide the Employee and the Company with detailed supporting calculations with respect to its determination within 15 business days after the receipt of notice from the Employee or the Company that the Employee has received or will receive a payment that is potentially subject to the Parachute Excise Tax. For the purposes of determining whether any payments will be subject to the Parachute Excise Tax and the amount of such Parachute Excise Tax, such payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Parachute Excise tax, unless and except to the extent that, in the opinion of independent accounting experts reasonably selected by the Company, such payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Parachute Excise Tax. For purposes of determining the amount of the Gross-up Payment, if any, the Employee shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the gross-up payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the gross-up payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Employee’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the gross-up payment in the Employee adjusted gross income. Any Gross-up Payment shall be paid by the Company at the time the Employee is entitled to receive the Payment. Any determination by the auditor shall be binding upon the Company and the Employee.
          4.4. Underpayment or Overpayment. In the event of any underpayment or overpayment to the Employee (determined after the application of Section 4.2), the amount of such underpayment or overpayment will be, as promptly as practicable, paid by the Company to the Employee or refunded by the Employee to the Company, as the case may be, with interest at the applicable federal rate specified in Section 1274(d) of the Code.
5. Timing of Payments Following Termination.
          5.1. Subject to Section 5.2, and notwithstanding any other provision of this Agreement, the payments and benefits described in Sections 2, 3 and 4 are conditioned on the Employee’s execution and delivery to the Company, within 60 days following cessation of employment, of a Release in a manner consistent with the Older Workers Benefit Protection Act and any similar state law that is applicable. The amounts described in Sections 2.2 or 3 (as applicable) will be paid in a lump sum, on the eighth day following the Employee’s execution and delivery of the Release, provided the Release has not been revoked by the Employee.

          5.2. To the extent the compliance with requirements of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code on payments due to the Employee upon or following separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s separation from service will be deferred (without interest) and paid to the Employee in a lump sum immediately following that six month period.
6. Restrictive Covenants. As consideration for all of the payments to be made to the Employee pursuant to Sections 2, 3, and 4 of this Agreement, the Employee agrees to be bound by the Restrictive Covenants set forth in this Section 6. The Restrictive Covenants will apply without regard to whether any termination of the Employee’s employment is initiated by the Company or the Employee, and without regard to the reason for that termination.
          6.1. Covenant Not To Compete. The Employee covenants that, during the Restricted Period, the Employee will not (except in his or her capacity as an employee or director of the Company or with the prior consent of the Company) do any of the following, directly or indirectly, anywhere in the world:
               6.1.1. engage or participate in any business competitive with the Business;
               6.1.2. become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) in any person, firm, corporation, association or other entity engaged in any business competitive with the Business. Notwithstanding the foregoing, the Employee may hold up to 4.9% of the outstanding securities of any class of any publicly-traded securities of any company;
               6.1.3. engage in any business, or solicit or call on any customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person with whom the Company shall have dealt or any prospective customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person that the Company shall have identified and solicited at any time during the Employee’s employment by the Company for a purpose competitive with the Business;
               6.1.4. influence or attempt to influence any employee, consultant, customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person to terminate or adversely modify any written or oral agreement, arrangement or course of dealing with the Company; or
               6.1.5. solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company within the 12 months preceding the termination of the Employee’s employment with the Company for any reason.
          6.2. Confidentiality. The Employee recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the Employee’s employment by the Company and thereafter, the

Employee will not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his or her own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information, provided that the Employee may during his or her employment by the Company disclose Proprietary Information to third parties as may be necessary or appropriate to the effective and efficient discharge of his or her duties as an employee hereunder (provided that the third party recipient has signed the Company’s then-approved confidentiality or similar agreement) or as such disclosures may be required by law. If the Employee or any of his or her representatives becomes legally compelled to disclose any of the Proprietary Information, the Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. The non-disclosure and non-use obligations with respect to Proprietary Information set forth in this Section 6.2 shall not apply to any information that is in or becomes part of the public domain through no improper act on the part of the Employee.
          6.3. Property of the Company.
               6.3.1. Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company. The Employee will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his or her duties to the Company. If the Employee removes such materials or property in the performance of his or her duties, the Employee will return such materials or property to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. The Employee will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property or any other oral or written information to which he or she may have access or become familiar in the course of his or her employment, except to the extent necessary in the performance of his or her duties. Upon termination of the Employee’s employment with the Company, he or she will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his or her possession.
               6.3.2. Intellectual Property. The Employee agrees that all the Intellectual Property will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Employee retains any interest in the Intellectual Property, the Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Employee may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Employee further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the

Intellectual Property. If the Company is unable after reasonable efforts to secure the Employee’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Employee’s incapacity or any other reason whatsoever, the Employee hereby designates and appoints the Company or its designee as the Employee’s agent and attorney-in-fact, to act on his or her behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. The Employee acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.
          6.4. Acknowledgments. The Employee acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Employee holds within the Company. The Employee further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement in the absence of the Restrictive Covenants.
          6.5. Remedies and Enforcement Upon Breach.
               6.5.1. Specific Enforcement. The Employee acknowledges that any breach by him or her, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by the Employee, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
               6.5.2. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.
               6.5.3. Accounting. If the Employee breaches any of the Restrictive Covenants, the Company will have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Employee as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
               6.5.4. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

               6.5.5. Disclosure of Restrictive Covenants. The Employee agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Employee may work for during the Restricted Period.
               6.5.6. Extension of Restricted Period. If the Employee breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Employee was in breach.
7. Miscellaneous.
          7.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, the Employee hereby (a) waives any right to claim payment of amounts owed to him or her, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.
          7.2. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The rights of the Employee hereunder are personal to the Employee and may not be assigned by him.
          7.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws.
          7.4. Enforcement. Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Pennsylvania, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and the Employee and the Company hereby consent to the personal and exclusive jurisdiction of such courts and hereby waive any objections that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
          7.5. Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
          7.6. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:
If to the Company, to:
Neose Technologies, Inc.
102 Rock Road
Horsham PA 19044
Attn: General Counsel
Fax: 215-315-9100
With a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103
Attn: Barry M. Abelson, Esquire
Fax: 215-981-4750
If to Employee, to:
or to such other address as may be specified in a notice given by one party to the other party hereunder.
          7.7. Entire Agreement; Amendments. This Agreement and the attached exhibit contain the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject, including without limitation the Retention Agreement dated                     , the Noncompetition and Confidentiality Agreement dated                     , and the Original Agreement between the Employee and Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.
          7.8. Withholding. The Company will withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.
          7.9. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          7.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

NEOSE TECHNOLOGIES, INC.

By:

George J. Vergis, Ph.D. President and Chief Executive Officer

Employee

Exhibit A
Release and Non-Disparagement Agreement
          THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of                     , ___by and between                      (the “Employee”) and NEOSE TECHNOLOGIES, INC. (the “Company”).
          WHEREAS, the Employee’s employment as an executive of the Company has terminated; and
          WHEREAS, pursuant to Section[s] [2] [3] [and 4] of the Change of Control Agreement by and between the Company and the Employee dated as of April 30, 2007 (the “Change of Control Agreement”), the Company has agreed to pay the Employee certain amounts and to provide him or her with certain rights and benefits, subject to the execution of this Release.
          NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
SECTION 1. Consideration. The Employee acknowledges that: (a) the payments, rights and benefits set forth in Section[s] [2] [3] [and 4] of the Change of Control Agreement constitute full settlement of all of his or her rights under the Change of Control Agreement, (b) he or she has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Employee. The Employee further acknowledges that, in the absence of his or her execution of this Release, the payments and benefits specified in Section[s] [2] [3] [and 4] of the Change of Control Agreement would not otherwise be due to the Employee.
SECTION 2. Release and Covenant Not to Sue. The Employee hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of his or her employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law. The Employee expressly represents that he or she has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2, its parents, affiliates and subsidiaries), and that he or she has not assigned any claim against the Company (or its parents, affiliates and subsidiaries) to any other person or entity. The Employee further promises not to initiate a lawsuit or to bring any other claim against the Company (or its parents, affiliates and subsidiaries) arising out of or in any way related to his or her employment by the Company or the termination of that employment. The forgoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section[s] [2] [3] [and 4] of the Change of Control Agreement, (c) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and the Employee or under any similar agreement or (d) claims solely to enforce the terms of any equity incentive award agreement between the Employee and the Company. This Release will not prevent the Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
SECTION 3. Restrictive Covenants. The Employee acknowledges that the terms of Section 6 of the Change in Control Agreement will survive the termination of his or her employment. The Employee affirms that the restrictions contained in Section 6 of the Change in Control Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he or she received adequate consideration in exchange for agreeing to those restrictions and that he or she will abide by those restrictions.
SECTION 4. Non-Disparagement. The Company (meaning, solely for this purpose, Company’s directors and executive officers and other individuals authorized to make official communications on Company’s behalf) will not disparage the Employee or the Employee’s performance or otherwise take any action which could reasonably be expected to adversely affect the Employee’s personal or professional reputation. Similarly, the Employee will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.
SECTION 5. Cooperation. The Employee further agrees that, subject to reimbursement of his or her reasonable expenses, he or she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which the Employee was involved during his or her employment with Company. The Employee shall render such cooperation in a timely manner on reasonable notice from the Company.
SECTION 6. Rescission Right. The Employee expressly acknowledges and recites that (a) he or she has read and understands this Release in its entirety, (b) he or she has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he or she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he or she was provided 21 calendar days after receipt of the Release to consider its terms before signing it (or such longer period as is required for this Release to be effective under the Age Discrimination in Employment Act or any similar state law); and (e) he or she is provided seven (7) calendar days from the date of signing to terminate and revoke this Release (or such longer period required by applicable state law), in which case this Release shall be unenforceable, null and void. The Employee may revoke this Release during those seven (7) days (or such longer period required by applicable state law) by providing written notice of revocation to the Company.
SECTION 7. Challenge. If the Employee violates or challenges the enforceability of any provisions of the Noncompetition Agreement or this Release, no further payments, rights or benefits under Section[s] [2] [3] [and 4] of the Change of Control Agreement will be due to the Employee.
SECTION 8. Miscellaneous.
          8.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Employee. There have been no such violations, and the Company specifically denies any such violations.
          8.2. No Reinstatement. The Employee agrees that he or she will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.
          8.3. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators and heirs. The Employee may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
          8.4. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
          8.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.
          8.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.
          8.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
          IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Employee has executed this Release, in each case as of the date first above written.

NEOSE TECHNOLOGIES, INC.

By:
Name & Title:

EMPLOYEE